Exhibit 5.2

[Letterhead of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP]

April 14, 2006

LifeCare Holdings, Inc.

55660 Tennyson Parkway

Plano, Texas 75024

Ladies and Gentlemen:

We have acted as special Louisiana counsel in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $150,000,000 aggregate principal amount of the 9 1/4% Senior Subordinated Notes due 2013 (the “Exchange Notes”) of LifeCare Holdings, Inc., a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding unregistered 9 1/4% Senior Subordinated Notes due 2013 pursuant to (a) the Indenture, dated as August 11, 2005 (the “Indenture”), between Rainier Acquisition Corp., a Delaware Corporation, and U.S. Bank National Association, a New York banking corporation, as trustee (the “Trustee”), and (b) the Supplemental Indenture, dated August 11, 2005 (the “Supplemental Indenture”), among Crescent City Hospitals, L.L.C., a Louisiana limited liability company, LifeCare Hospitals, Inc., a Louisiana corporation, LifeCare Hospitals of North Carolina, L.L.C., a Louisiana limited liability company, LifeCare Hospitals of New Orleans, L.L.C., a Louisiana limited liability company, and LifeCare Management Services, L.L.C., a Louisiana limited liability company (collectively, the “Louisiana Subsidiary Guarantors”), the Company, the Company’s other subsidiaries listed on the signature pages of the Supplemental Indenture and the Trustee.

We have examined the information set forth in the Registration Statement on Form S-4 filed by the Company and the Louisiana Subsidiary Guarantors with the Securities and Exchange Commission on April 14, 2006 (the “Registration Statement”) relating to such registration, the Indenture and the Supplemental Indenture, and have examined originals, or copies, certified or otherwise identified to our satisfaction as originals, of such resolutions of each of the Louisiana Subsidiary Guarantors and such other corporate and limited liability company records, certificates, and other documents, and conducted all legal and factual inquiries, as we have considered necessary or appropriate for the purposes of this opinion. In this regard, we have relied as to factual matters on the representations and warranties made in or pursuant to the Indenture and the Supplemental Indenture and the documents referred to therein by the various parties thereto, and, in addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon certificates of and/or discussions with officers of each of the Guarantors, public officials and/or other appropriate persons. We have also assumed the genuineness of all signatures and the authenticity of all documents submitted to us in connection with the foregoing.

Based on that examination, it is our opinion that:

1.	Each of the Louisiana Subsidiary Guarantors has duly authorized, executed and delivered the Supplemental Indenture.

2.	The execution, delivery and performance of each guaranty of the Exchange Notes by each of the Louisiana Subsidiary Guarantors (the “Guarantees”) has been duly authorized by such Louisiana Subsidiary Guarantor.

The foregoing opinions are limited to the internal laws of the State of Louisiana, and we express no opinion as to the effect of the laws of any other jurisdiction. The law covered by our opinions consists of the statutes, the judicial and administrative decisions, and the rules and regulations of agencies of the State of Louisiana.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. We also hereby consent to Ropes & Gray LLP relying upon this opinion in providing any opinion to be delivered by them in respect of the foregoing. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, LLP

By:	/s/ J. Marshall Page, III